FRANKLIN TEMPLETON INTERNATIONAL TRUST
                                  on behalf of
                           FRANKLIN INDIA GROWTH FUND

                         INVESTMENT MANAGEMENT AGREEMENT


      THIS INVESTMENT MANAGEMENT AGREEMENT made between FRANKLIN TEMPLETON INTERNATIONAL TRUST, a Delaware statutory trust (the "Trust"), on behalf of FRANKLIN INDIA GROWTH FUND (the "Fund"), a series of the Trust, FRANKLIN ADVISERS, INC., a California corporation (the "Adviser") and FT (Mauritius) Offshore Investments Limited ("FT Mauritius"), a company incorporated under the laws of the Republic of Mauritius.

      WHEREAS, the Trust has been organized and intends to operate as an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), for the purpose of investing and reinvesting its assets in securities, as set forth in its Agreement and Declaration of Trust, its By-Laws and its Registration Statement under the 1940 Act and the Securities Act of 1933, all as heretofore and hereafter amended and supplemented; and the Trust desires to avail itself of the services, information, advice, assistance and facilities of an investment manager and to have an investment manager perform various management, statistical, research, investment advisory and other services for the Fund; and,

      WHEREAS, FT Mauritius has been organized as a special purpose entity for the purpose of investing in securities and other instruments traded in the country of India, and is registered in Mauritius as a collective investment vehicle; and FT Mauritius also desires to avail itself of the services, information, advice, assistance and facilities of an investment manager and to have an investment manager perform various management, statistical, research, investment advisory and other services for FT Mauritius; and,

      WHEREAS, the Fund intends to invest a substantial portion of its assets in securities and other instruments traded in the country of India, by investing in FT Mauritius;

      WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, is engaged in the business of rendering management, investment advisory, counseling and supervisory services to investment companies and other investment counseling clients, and desires to provide these services to the Fund and to FT Mauritius.

      NOW THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is mutually agreed as follows:

      1. EMPLOYMENT OF THE ADVISER. The Trust and FT Mauritius each individually hereby employs the Adviser to manage the investment and reinvestment of the Fund's assets ("Fund Assets") and FT Mauritius' assets ("FT Mauritius Assets") (collectively referred to herein as "Assets") and to administer its affairs, subject to the direction of the Board of Trustees and the officers of the Trust and the Board of Directors of FT Mauritius, for the period and on the terms hereinafter set forth. The Adviser hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Fund, the Trust or FT Mauritius in any way or otherwise be deemed an agent of the Fund, the Trust or FT Mauritius.

      2. OBLIGATIONS OF AND SERVICES TO BE PROVIDED BY THE ADVISER. The Adviser undertakes to provide the services hereinafter set forth and to assume the following obligations:

           A. INVESTMENT MANAGEMENT SERVICES.

                 (a) The Adviser shall manage the Assets subject to and in accordance with the investment objectives and policies of the Fund and any directions which the Trust's Board of Trustees, with respect to Assets, or the Board of Directors of FT Mauritius, with respect to FT Mauritius Assets, may issue from time to time. In pursuance of the foregoing, the Adviser shall make all determinations with respect to the investment of the Assets and the purchase and sale of its investment securities, and shall take such steps as may be necessary to implement the same. Such determinations and services shall include determining the manner in which any voting rights, rights to consent to corporate action and any other rights pertaining to the Fund's and FT Mauritius' investment securities shall be exercised. The Adviser shall render or cause to be rendered regular reports to the Trust, at regular meetings of its Board of Trustees and at such other times as may be reasonably requested by the Trust's Board of Trustees or the Board of Directors of FT Mauritius, of (i) the decisions made with respect to the investment of the Assets and the purchase and sale of its investment securities, (ii) the reasons for such decisions, and
(iii) the extent to which those decisions have been implemented.

                 (b) The Adviser, subject to and in accordance with any directions which the Trust's Board of Trustees, with respect to Assets, or the Board of Directors of FT Mauritius, with respect to FT Mauritius Assets, may issue from time to time, shall place, in the name of the Fund or FT Mauritius, orders for the execution of the securities transactions. When placing such orders, the Adviser shall seek to obtain the best net price and execution for the Fund or FT Mauritius, but this requirement shall not be deemed to obligate the Adviser to place any order solely on the basis of obtaining the lowest commission rate if the other standards set forth in this section have been satisfied. The parties recognize that there are likely to be many cases in which different brokers are equally able to provide such best price and execution and that, in selecting among such brokers with respect to particular trades, it is desirable to choose those brokers who furnish research, statistical, quotations and other information to the Adviser in accordance with the standards set forth below. Moreover, to the extent that it continues to be lawful to do so and so long as the Board of Trustees determines that the Fund will benefit, directly or indirectly, by doing so, the Adviser may place orders with a broker who charges a commission for that transaction which is in excess of the amount of commission that another broker would have charged for effecting that transaction, provided that the excess commission is reasonable in relation to the value of "brokerage and research services" (as defined in Section 28(e)(3) of the Securities Exchange Act of 1934) provided by that broker.

                 Accordingly, the Trust, FT Mauritius and the Adviser agree that the Adviser shall select brokers for the execution of the Fund's and FT Mauritius' transactions from among:

                 (i) Those brokers and dealers who provide quotations and other services, specifically including the quotations necessary to determine the Fund's and FT Mauritius' net assets, in such amount of total brokerage as may reasonably be required in light of such services; and

                 (ii) Those brokers and dealers who supply research, statistical and other data to the Adviser or its affiliates which the Adviser or its affiliates may lawfully and appropriately use in their investment management capacities, which relate directly to securities, actual or potential, of the Fund and/or Ft Mauritius, or which place the Adviser in a better position to make decisions in connection with the management of the Assets and securities, whether or not such data may also be useful to the Adviser and its affiliates in managing other portfolios or advising other clients, in such amount of total brokerage as may reasonably be required.

                 (c) It is understood that the investment of Fund Assets in securities and other instruments in the country of India shall be made by the investment of Funds Assets in FT Mauritius. The investment of FT Mauritius Assets directly in Indian securities and other instruments will be made by the Adviser pursuant to this Agreement in its capacity as investment manager of FT Mauritius. All other investments of Fund Assets shall be made by the Adviser in accordance with this Agreement in its capacity as investment manager to the Fund.

                 (d) When the Adviser has determined that the Fund or FT Mauritius should tender securities pursuant to a "tender offer solicitation," Franklin/Templeton Distributors, Inc. ("Distributors") shall be designated as the "tendering dealer" so long as it is legally permitted to act in such capacity under the federal securities laws and rules thereunder and the rules of any securities exchange or association of which Distributors may be a member. Neither the Adviser nor Distributors shall be obligated to make any additional commitments of capital, expense or personnel beyond that already committed (other than normal periodic fees or payments necessary to maintain its corporate existence and membership in the Financial Industry Regulatory Authority as of the date of this Agreement. This Agreement shall not obligate the Adviser or Distributors (i) to act pursuant to the foregoing requirement under any circumstances in which they might reasonably believe that liability might be imposed upon them as a result of so acting, or (ii) to institute legal or other proceedings to collect fees which may be considered to be due from others to it as a result of such a tender, unless the Trust on behalf of the Fund or FT Mauritius shall enter into an agreement with the Adviser and/or Distributors to reimburse them for all such expenses connected with attempting to collect such fees, including legal fees and expenses and that portion of the compensation due to their employees which is attributable to the time involved in attempting to collect such fees.

                 (e) The Adviser shall render regular reports to the Trust, not more frequently than quarterly, of how much total brokerage business has been placed by the Adviser, on behalf of the Fund, with brokers falling into each of the categories referred to above and the manner in which the allocation has been accomplished.

                 (f) The Adviser agrees that no investment decision will be made or influenced by a desire to provide brokerage for allocation in accordance with the foregoing, and that the right to make such allocation of brokerage shall not interfere with the Adviser's paramount duty to obtain the best net price and execution for the Fund and FT Mauritius.

                 (g) Decisions on proxy voting shall be made by the Adviser unless the Board of Trustees determines otherwise. Pursuant to its authority, Adviser shall have the power to vote, either in person or by proxy, all securities in which the Fund or FT Mauritius may be invested from time to time, and shall not be required to seek or take instructions from the Fund with respect thereto. Adviser shall not be expected or required to take any action other than the rendering of investment-related advice with respect to lawsuits involving securities presently or formerly held in the Fund or FT Mauritius, or the issuers thereof, including actions involving bankruptcy. Should Adviser undertake litigation against an issuer on behalf of the Fund and/or FT Mauritius, the Fund and FT Mauritius agree to pay their respective portion of any applicable legal fees associated with the action or to forfeit any claim to any assets Adviser may recover and, in such case, agrees to hold Adviser harmless for excluding the Fund and/or FT Mauritius from such action. In the case of class action suits involving issuers held in the Fund and/or FT Mauritius, Adviser may include information about the Fund and FT Mauritius for purposes of participating in any settlements.

           B. PROVISION OF INFORMATION NECESSARY FOR PREPARATION OF SECURITIES REGISTRATION STATEMENTS, AMENDMENTS AND OTHER MATERIALS. The Adviser, its officers and employees will make available and provide accounting and statistical information required by the Fund and FT Mauritius in the preparation of registration statements, reports and other documents required by federal and state securities laws and with such information as the Fund and FT Mauritius may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the underwriting and distribution of the Fund's shares.

           C. OTHER OBLIGATIONS AND SERVICES. The Adviser shall make its officers and employees available to the Board of Trustees and officer of the Trust, and Board of Directors of FT Mauritius for consultation and discussions regarding the administration and management of the Fund, FT Mauritius and their investment activities.

           D. DELEGATION OF SERVICES. The Adviser may, at its expense, select and contract with one or more investment advisers registered under the Investment Advisers Act of 1940 ("Sub-Advisers") to perform some or all of the services for the Fund and FT Mauritius for which it is responsible under this Agreement. The Adviser will compensate any Sub-Adviser for its services to the Fund and FT Mauritius. The Adviser may terminate the services of any Sub-Adviser at any time in its sole discretion, and shall at such time assume the responsibilities of such Sub-Adviser unless and until a successor Sub-Adviser is selected and the requisite approval of the Fund's shareholders is obtained. The Adviser will continue to have responsibility for all advisory services furnished by any Sub-Adviser.

      3. EXPENSES OF THE FUND AND FT MAURITIUS. It is understood that the Fund and FT Mauritius will pay all of their own expenses other than those expressly assumed by the Adviser herein, which expenses payable by the Fund and/or FT Mauritius shall include:

           A. Fees and expenses paid to the Adviser as provided herein;

           B. Expenses of all audits of the Fund and FT Mauritius by independent public accountants;

           C. Expenses of transfer agent, registrar, custodian, dividend disbursing agent and shareholder record-keeping services, including the expenses of issue, repurchase or redemption of shares with respect to the Fund and FT Mauritius;

           D. Expenses of obtaining quotations for calculating the value of the Fund's and FT Mauritius' net assets;

           E. Salaries and other compensations of executive officers of the Trust or FT Mauritius who are not officers, directors, stockholders or employees of the Adviser or its affiliates;

           F. Taxes levied against the Fund or FT Mauritius;

           G. Brokerage fees and commissions in connection with the purchase and sale of securities for the Fund and for FT Mauritius;

           H. Costs, including the interest expense, of borrowing money;

           I. Costs incident to meetings of the Board of Trustees of the Trust and shareholders of the Fund and the Board of Directors of FT Mauritius, reports to the Fund's shareholders, the filing of reports with regulatory bodies and the maintenance of the Fund's, the Trust's, and FT Mauritius' legal existence;

           J. Legal fees, including the legal fees related to the registration and continued qualification of the Fund's shares for sale and any legal fees related to FT Mauritius;

           K. Trustees' and Directors' fees and expenses to trustees who are not directors, officers, employees or stockholders of the Adviser or any of its affiliates;

           L. Costs and expense of registering and maintaining the registration of the Fund and its shares under federal and any applicable state laws; including the printing and mailing of prospectuses to its shareholders and any costs and expenses related to maintaining the registration of FT Mauritius with the country of Mauritius and any other related regulatory expenses;

           M. Trade association dues;

           N. The Fund's pro rata portion of fidelity bond, errors and omissions, and trustees and officer liability insurance premiums; and

           O. The Fund's or FT Mauritius' portion of the cost of any proxy voting service used on its behalf.

      4. COMPENSATION OF THE ADVISER. The Fund and FT Mauritius shall pay a management fee in cash to the Adviser based upon a percentage of the value of the Fund's net assets, calculated as set forth below, as compensation for the services rendered and obligations assumed by the Adviser, during the preceding month, on the first business day of the month in each year.

           A. For purposes of calculating such fee, the value of the net assets of the Fund shall be determined in the same manner as that Fund uses to compute the value of its net assets in connection with the determination of the net asset value of its shares, all as set forth more fully in the Fund's current prospectus and statement of additional information. With respect to the investment management services performed by the Adviser for FT Mauritius related to the portion of the Fund's assets invested in FT Mauritius, the parties agree that FT Mauritius will pay a fee to the Adviser equal to 80% of the total management fee payable by the Fund to the Adviser hereunder with the remainder of the total management fee to be paid by the Fund. The rate of the management fee payable by the Fund shall be calculated daily at the following annual rates:

                1.25% of the value of its net assets up to and including $1 billion;

                1.20% of the value of its net assets over $1 billion up to and including $5 billion;

                1.15% of the value of its net assets over $5 billion up to and including $10 billion;

                1.10% of the value of its net assets over $10 billion up to and including $15 billion;

                1.05% of the value of its net assets over $15 billion up to and including $20 billion; and

                1.00% of the value of its net assets over $20 billion

           B. The management fee payable by the Fund shall be reduced or eliminated to the extent that Distributors has actually received cash payments of tender offer solicitation fees less certain costs and expenses incurred in connection therewith and to the extent necessary to comply with the limitations on expenses which may be borne by the Fund as set forth in the laws, regulations and administrative interpretations of those states in which the Fund's shares are registered. The Adviser may waive all or a portion of its fees provided for hereunder and such waiver shall be treated as a reduction in purchase price of its services. The Adviser shall be contractually bound hereunder by the terms of any publicly announced waiver of its fee, or any limitation of the Fund's expenses, as if such waiver or limitation were full set forth herein.

           C. If this Agreement is terminated prior to the end of any month, the accrued management fee shall be paid to the date of termination.

      5. ACTIVITIES OF THE ADVISER. The services of the Adviser to the Fund and FT Mauritius hereunder are not to be deemed exclusive, and the Adviser and any of its affiliates shall be free to render similar services to others. Subject to and in accordance with the Agreement and Declaration of Trust and By-Laws of the Trust and Section 10(a) of the 1940 Act, it is understood that trustees, officers, agents and shareholders of the Trust and of FT Mauritius are or may be interested in the Adviser or its affiliates as directors, officers, agents or stockholders; that directors, officers, agents or stockholders of the Adviser or its affiliates are or may be interested in the Trust and FT Mauritius as trustees, officers, agents, shareholders or otherwise; that the Adviser or its affiliates may be interested in the Fund as shareholders or otherwise; and that the effect of any such interests shall be governed by said Agreement and Declaration of Trust, By-Laws and the 1940 Act.

      6. LIABILITIES OF THE ADVISER.

           A. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Trust, the Fund, or FT Mauritius or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund or FT Mauritius.

           B. Notwithstanding the foregoing, the Adviser agrees to reimburse the Trust and FT Mauritius for any and all costs, expenses, and counsel and trustees' fees reasonably incurred by the Trust or FT Mauritius in the preparation, printing and distribution of proxy statements or amendments to its Registration Statement or similar documents, holdings of meetings of its shareholders or trustees, the conduct of factual investigations, any legal or administrative proceedings (including any applications for exemptions or determinations by the Securities and Exchange Commission) which the Trust or FT Mauritius incurs as the result of action or inaction of the Adviser or any of its affiliates or any of their officers, directors, employees or stockholders where the action or inaction necessitating such expenditures (i) is directly or indirectly related to any transactions or proposed transaction in the stock or control of the Adviser or its affiliates (or litigation related to any pending or proposed or future transaction in such shares or control) which shall have been undertaken without the prior, express approval of the Trust's Board of Trustees or FT Mauritius' Board of Directors; or, (ii) is within the control of the Adviser or any of its affiliates or any of their officers, directors, employees or stockholders. The Adviser shall not be obligated pursuant to the provisions of this Subparagraph 6.B., to reimburse the Trust or FT Mauritius for any expenditures related to the institution of an administrative proceeding or civil litigation by the Trust or FT Mauritius or a shareholder seeking to recover all or a portion of the proceeds derived by any stockholder of the Adviser or any of its affiliates from the sale of his shares of the Adviser, or similar matters. So long as this Agreement is in effect, the Adviser shall pay to the Trust or FT Mauritius, as relevant, the amount due for expenses subject to this Subparagraph 6.B. within thirty (30) days after a bill or statement has been received by the Adviser therefore. This provision shall not be deemed to be a waiver of any claim the Trust or FT Mauritius may have or may assert against the Adviser or others for costs, expenses or damages heretofore incurred by the Trust or FT Mauritius or for costs, expenses or damages the Trust or FT Mauritius may hereafter incur which are not reimbursable to it hereunder.

           C. No provision of this Agreement shall be construed to protect any trustee or officer of the Trust, or director or officer of the Adviser, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

      7. RENEWAL AND TERMINATION.

           A. This Agreement shall become effective on the date written below and, with respect to the provisions relating to the Fund, shall continue in effect for two (2) years thereafter, unless sooner terminated as hereinafter provided and shall continue in effect thereafter for periods not exceeding one
(1) year so long as such continuation is approved at least annually (i) by a vote of a majority of the outstanding voting securities of the Fund or by a vote of the Board of Trustees of the Trust, and (ii) by a vote of a majority of the Trustees of the Trust who are not parties to the Agreement or "interested persons" as defined in the Investment Company Act of 1940, as amended of such party (other than as Trustees of the Trust), cast in person at a meeting called for the purpose of voting on the Agreement. With respect to FT Mauritius, this Agreement shall remain in effect until terminated by either party as set forth below.

           B. This Agreement:

                 (i) may at any time be terminated without the payment of any penalty, with respect to the Fund, either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, and with respect to FT Mauritius, by vote of the Board of Directors of FT Mauritius, on not more than sixty (60) days' written notice to the Adviser;

                 (ii) shall immediately terminate with respect to the Fund in the event of its assignment; and

                 (iii) may be terminated by the Adviser on sixty (60) days' written notice to the Fund and FT Mauritius.

           C. As used in this Paragraph the terms "assignment," "interested person" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth for any such terms in the 1940 Act.

           D. Any notice under this Agreement shall be given in writing addressed and delivered, or mailed post-paid, to the other party at any office of such party.

      8. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. The termination of this Agreement with respect to the provision of investment management services to FT Mauritius shall not affect the status of this Agreement with respect to the provision of investment management services to the Fund.

      9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and effective on the 31st day of January 2008.



FRANKLIN TEMPLETON INTERNATIONAL TRUST
on behalf of FRANKLIN INDIA GROWTH FUND


By:  /S/KAREN L. SKIDMORE
     --------------------
      Karen L. Skidmore
Title:     Vice President & Secretary



FRANKLIN ADVISERS, INC.


By:  /S/EDWARD B. JAMIESON
     ---------------------
      Edward B. Jamieson
Title:     President & Chief Investment Officer



FT (MAURITIUS) OFFSHORE INVESTMENTS LIMITED


By:  /S/VIJAY C. ADVANI
     ------------------
      Vijay C. Advani
Title:     Director